UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-50002 (Commission File No.)	52-2175896 (IRS Employer Identification No.)

Unit 1101, 11/F Shanghai Industrial Development Building 48-62 Hennessy Road Wanchai, Hong Kong
(Address of principal executive offices)

852–3104-9012

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 30, 2008, the Registrant completed the sale of its subsidiary, Digital Network Alliance Holdings (BVI), Inc., a British Virgin Islands corporation (“DNA BVI”).  The sale was completed pursuant to the terms of an Agreement for Sale of Stock dated October 30, 2008, a copy of which is attached hereto as an exhibit.

DNA BVI was sold to Ms Au Wing Chi, Vicky, for a price of US$100.  The sale was accomplished by selling the 10,000 shares of DNA BVI held by the Company to the purchaser.  The entire purchase price was paid at closing.   The Registrant agreed to sell its interest in DNA BVI for a nominal price because it was unable to generate a profit through the operations of DNA BVI.

The decision to sell DNA BVI was made because the Registrant was unable to generate a profit through the operations of DNA BVI.  In addition, on September 23, 2008, the Registrant completed a share exchange transaction with Linking Target Limited, a BVI corporation (“LTL”) which resulted in a change of control.  LTL has an Exclusive Cooperation Agreement with China Construction Guaranty, Inc., a PRC corporation (“CCG”), which is engaged in the business of issuing construction and employees guarantees. Under the terms of its Exclusive Cooperation Agreement with CCG, LTL will provide various consulting services, training services, human resources for business development and other related services.

As a result of the change of control, the Registrant plans to change the focus of its business operations to concentrate on the business activities carried on by LTL.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(b)

The following exhibits are filed as part of this Current Report on Form 8-K

10.4

Agreement for Sale of Stock dated October 30, 2008, by and between Digital Network Alliance International, Inc., and Au Wing Chi, Vicky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

/s/  Chan Chi Fai

By: Chan Chi Fai

Its:  Chief Executive Officer, Chief Operating Officer and Director

Date: November 4, 2008

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